Exhibit 99.1

ETHAN ALLEN REPORTS RESULTS FOR QUARTER ENDED SEPTEMBER 30, 2014 AND ANNOUNCES NEW $150 MILLION CREDIT FACILITY

DANBURY, CT - October 21, 2014 – Ethan Allen Interiors Inc. (NYSE: ETH) today reported operating results for the first fiscal quarter ended September 30, 2014. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

First Quarter Highlights:

Net sales of $190.7 million increased 5.0% compared to first quarter of fiscal 2014.

Adjusted earnings per share increased 33.3% to $0.44 compared with earnings per share of $0.33 in first quarter of fiscal 2014; GAAP earnings per share increased 32.3% to $0.41.

Adjusted Operating Income of $21.9 million increased 30.4% compared to first quarter of fiscal 2014; GAAP Operating Income increased 28.4%. Adjusted earnings per share and adjusted operating income reflect adjustment for $1.4 million loss on sale of excess real estate.

Gross margin increased 60 basis points to 55.0% compared to first quarter of fiscal 2014.

Retail division net sales increased 2.3% and generated adjusted operating income of $2.7 million for an adjusted operating margin of 1.8% compared to 0.4% for the first quarter of fiscal 2014.

Wholesale division net sales increased 10.1%, and generated adjusted operating income of $22.0 million for an adjusted operating margin of 17.7% compared to 14.3% for the first quarter of fiscal 2014.

Cash and securities of $135.2 million increased $15.6 million or 13.0% from September 30, 2013.

Capital Expenditures were $5.4 million year to date at September 30, 2014 compared to $3.3 million prior year and inventories of $157.5 million increased $15.9 million as planned from September 30, 2013 in support of our new product launch and marketing initiatives.

Comparable written sales for the Retail Division increased 0.8% for the first quarter after a 13.8% increase in last year's first quarter.

We announced earlier today a new credit facility of $150 million. The company intends to use the proceeds of the new credit facility for working capital and general corporate purposes and to refinance our Senior Notes which are due October 1, 2015.

Farooq Kathwari, Chairman and CEO commented, “We are pleased with our continued strong performance. Both the wholesale and retail segments performed well. Despite clearance sales at lower margins and the disruption at manufacturing and retail in implementing new products and renovations, we maintained strong gross and adjusted operating margins of 55.0% and 11.5% compared to 54.4% and 9.2% in the prior year. Comparable written sales for the retail segment increased 0.8% for the first quarter building on the 13.8% increase in last year's first quarter. Total written sales were down 0.7% from last year, clearance sales accounted for 9.6% of total written sales and retail ended the quarter with four less design centers this year as compared to last year.”

Mr. Kathwari continued, "We are gearing up our manufacturing operations and the Fall Introduction of over 600 new items is on track with about 80% of the new program already shipped to our design centers. We’re further strengthening our product programs and currently have in development our next new program with the objective to launch it in the spring of 2015.”

Mr. Kathwari added, “On our marketing initiatives, we are pleased the new website launched on October 15th. This is an important milestone as it took about two years of investments from first migrating to a “cloud” environment and then the launch of the redesigned website. We plan to begin ramping up advertising now during this second quarter and into the next half. As we have stated previously, we remain cautiously optimistic.”

Fiscal 2015 First Quarter Financial Results:

Consolidated net sales for the quarter ended September 30, 2014 increased 5.0% over the prior year to $190.7 million. The Company’s wholesale segment net sales increased 10.1%. The Company’s retail segment net sales increased 2.3% to $145.0 million including a comparable design center net sales increase of 4.2%. Net income for the quarter ended September 30, 2014 was $11.9 million or $0.41 per diluted share compared with $9.0 million or $0.31 per diluted share in the prior year quarter. Excluding special items in both periods, adjusted earnings for the quarter were $0.44 per diluted share or $12.8 million compared to $0.33 per diluted share or $9.5 million in the prior year quarter.

Analyst Conference Call

Ethan Allen will conduct a conference call at 11:00 AM (Eastern) on Wednesday, October 22nd to discuss the financial results and its business initiatives. The live webcast and replay are accessible via the Company’s website at http://ethanallen.com/investors. To participate on the call, dial 866-238-0826 with conference ID# 1644314.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant in each of Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements. It contains references to the Company's (i) consolidated operating income/operating margin, (ii) wholesale operating income/operating margin, (iii) retail operating income/operating margin, (iv) net income, (v) earnings per share, and (vi) earnings before interest, taxes, depreciation and amortization ("EBITDA"), all excluding the effects of restructuring charges as a result of the Company’s previous decision to consolidate facilities, and also excluding certain transition costs and non-operating income adjustments in both fiscal 2015 and fiscal 2014. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with generally accepted accounting principles (“GAAP”) is also provided at the end of this press release.

Management believes that excluding items which are deemed to be non-recurring in nature from financial measures such as operating income, operating margin, net income, and earnings per share, allows investors to more easily compare and evaluate the Company's financial performance relative to prior periods and industry comparables. These adjusted measures also aid investors in understanding the operating results of the Company absent such non-recurring or unusual events. Management considers EBITDA an important indicator of the operational strength and performance of its business, including the ability of the Company to pay interest, service debt and fund capital expenditures. Given the nature of the Company's operations, including the tangible assets necessary to carry out its production and distribution activities, depreciation and amortization represent Ethan Allen's largest non-cash charges. As these non-cash charges do not affect the Company's ability to service debt or make capital expenditures, it is important to consider EBITDA in addition to, but not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with GAAP, including cash flow measures such as operating cash flow.

This press release should also be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 (the “2014 Form 10-K”) and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2014 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)

Selected Consolidated Financial Data:

	Three Months Ended
	09/30/14	09/30/13

Net sales	$190.7	$181.7
Gross margin	55.0%	54.4%
Operating margin	10.7%	8.8%
Operating margin (excluding special items*)	11.5%	9.2%
Net income	$11.9	$9.0
Net income (excluding special items* and unusual income tax effects)	$12.8	$9.5
Operating cash flow	$6.8	$21.1
Capital expenditures	$5.4	$3.3
Acquisitions	$2.0	$0.0
Treasury stock repurchases	$0.0	$0.0

EBITDA	$25.2	$20.2
EBITDA as % of net sales	13.2%	11.1%

EBITDA (excluding special items*)	$26.6	$21.0
EBITDA as % of net sales (excluding special items*)	14.0%	11.6%

Selected Financial Data by Business Segment:

	Three Months Ended
	09/30/14	09/30/13
Retail
Net sales	$145.0	$141.8
Operating margin	1.2%	-0.1%
Operating margin (excluding special items*)	1.8%	0.4%

Wholesale
Net sales	$124.6	$113.2
Operating margin	17.3%	14.3%
Operating margin (excluding special items*)	17.7%	14.3%

* Special items consist of restructuring, impairment, transition charges and other certain items. Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
Unaudited
(in thousands)

	Three Months Ended
	09/30/14	09/30/13

Net sales	$190,706	$181,659
Cost of sales	85,903	82,916
Gross profit	104,803	98,743
Selling, general and administrative expenses	84,333	82,799
Operating income	20,470	15,944
Interest and other income	143	82
Interest expense	1,889	1,873
Income before income taxes	18,724	14,153
Income tax expense	6,845	5,119
Net income	$11,879	$9,034

Basic earnings per common share:
Net income per basic share	$0.41	$0.31
Basic weighted average shares outstanding	28,927	28,911

Diluted earnings per common share:
Net income per diluted share	$0.41	$0.31
Diluted weighted average shares outstanding	29,248	29,288

Comprehensive income:
Net income	$11,879	$9,034
Other comprehensive income
Currency translation adjustment	(855)	55
Other	16	18
Other comprehensive income (loss) net of tax	(839)	73
Comprehensive income	$11,040	$9,107

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)

	September 30,	June 30,
	2014	2014

Assets
Current assets:
Cash and cash equivalents	$114,308	$109,176
Marketable securities	12,878	18,153
Accounts receivable, net	14,651	12,426
Inventories	157,519	146,275
Prepaid expenses & other current assets	24,444	19,599
Total current assets	323,800	305,629

Property, plant and equipment, net	285,877	288,156
Intangible assets, net	45,128	45,128
Restricted cash and investments	8,007	8,507
Other assets	7,367	7,014

Total Assets	$670,179	$654,434

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	560	501
Customer deposits	66,027	59,684
Accounts payable	20,051	24,320
Accrued expenses & other current liabilities	57,938	51,542
Total current liabilities	144,576	136,047

Long-term debt	130,576	130,411
Other long-term liabilities	19,812	20,509
Total liabilities	294,964	286,967

Shareholders' equity:
Common stock	486	486
Additional paid-in-capital	365,928	365,733
Less: Treasury stock	(584,041)	(584,041)
Retained earnings	592,787	584,395
Accumulated other comprehensive income	(209)	642
Total Ethan Allen Interiors Inc. shareholders' equity	374,951	367,215
Noncontrolling interests	264	252
Total shareholders' equity	375,215	367,467

Total Liabilities and Shareholders' Equity	$670,179	$654,434

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three Months Ended September 30, 2014 and 2013
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2014	2013
Net Income / Earnings Per Share
Net income	$11,879	$9,034
Special items net of related tax effects *	897	533
Unusual income tax effects	11	(46)
Net income (excluding special items* and unusual income tax effects)	$12,787	$9,521
Basic weighted average shares outstanding	28,927	28,911
Earnings per basic share	$0.41	$0.31
Earnings per basic share (excluding special items* and unusual income tax effects)	$0.44	$0.33
Diluted weighted average shares outstanding	29,248	29,288
Earnings per diluted share	$0.41	$0.31
Earnings per diluted share (excluding special items* and unusual income tax effects)	$0.44	$0.33

Consolidated Operating Income / Operating Margin
Operating income	$20,470	$15,944
Add: special items *	1,413	840
Operating income (excluding special items*)	$21,883	$16,784
Net sales	$190,706	$181,659
Operating margin	10.7%	8.8%
Operating margin (excluding special items*)	11.5%	9.2%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$21,542	$16,132
Add: special items	494	-
Wholesale operating income (excluding special items*)	$22,036	$16,132
Wholesale net sales	$124,600	$113,198
Wholesale operating margin	17.3%	14.3%
Wholesale operating margin (excluding special items*)	17.7%	14.3%

Retail Operating Income / Operating Margin
Retail operating income	$1,762	$(204)
Add: special items	919	840
Retail operating income (excluding special items*)	$2,681	$636
Retail net sales	$145,043	$141,827
Retail operating margin	1.2%	-0.1%
Retail operating margin (excluding special items*)	1.8%	0.4%

* Special items consist of restructuring, transition charges and certain other items. Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three Months Ended September 30, 2014 and 2013
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2014	2013

EBITDA
Net income	$11,879	$9,034
Add: interest expense, net	1,758	1,750
income tax expense	6,845	5,119
depreciation and amortization	4,719	4,289
EBITDA	$25,201	$20,192
Net sales	$190,706	$181,659
EBITDA as % of net sales	13.2%	11.1%

EBITDA	$25,201	$20,192
Add: special items*	1,413	840
EBITDA (excluding special items)	$26,614	$21,032
Net sales	$190,706	$181,659
EBITDA as % of net sales (excluding special items)	14.0%	11.6%

* Special items consist of restructuring, transition charges and certain other items. Related tax effects are calculated using a normalized income tax rate.